Exhibit 10.1

LOAN FACILITY AGREEMENT

This loan facility agreement (this “Agreement”) is dated June 4, 2019

BETWEEN

(1)

Shell Midstream Partners, L.P., a limited partnership organised under the laws of the State of Delaware in the United States of America with its registered office at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, USA (the “Borrower’’); and

(2)

Shell Treasury Center (West) Inc., a company incorporated under the laws of the State of Delaware in the United States of America with its registered office at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, USA (the “Lender’’).

It is agreed as follows:

1.	DEFINITIONS

In this Agreement:

“Advance” means a loan in US Dollars made or to be made under this Agreement or the principal amount in US Dollars outstanding for the time being of that loan.

“Agreement” has the meaning given it in the preamble above, as amended, novated, supplemented, extended or restated from time to time.

“Business Day” means a day on which banks in New York are open for the transaction of the business contemplated by this Agreement.

“Commitment” means six hundred million US Dollars (USD 600,000,000), to the extent not cancelled or reduced by the Lender under this Agreement.

“Commitment Period” means the period from the Effective Date up to and including thirty (30) days thereafter.

“Disbursement Date” means the day on which an Advance is made or to be made under this Agreement.

“Disruption Event” means either or both of:

(a)

A material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Advance (or otherwise in order for the transactions contemplated by this Agreement to be carried out) which disruption is not caused by, and is beyond the control of, either of the Parties; or

(b)	The occurrence of any other event which results in a disruption of a technical or systems-related nature to the treasury or payments operations of a Party preventing either Party:

(i)	from performing its payment obligations under this Agreement; or

(ii)	from communicating with other Parties in accordance with the terms of this Agreement, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Effective Date” means the date of this Agreement above.

“Event of Default” means any event or circumstance specified as such in Clause 8.

“Final Repayment Date” means the date ten (10) years after the Effective Date, or if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issuance of bonds, notes debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the United States of America, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or

(g)	the amount of any liability in respect of any guarantee or indemnity for any items referred to in paragraphs (a) to (f) above.

“Fixed Interest Rate” means 4.18% (four point one eight percent) per annum.

“Group Company” means and includes Royal Dutch Shell plc and any entity (other than the Lender) which Royal Dutch Shell plc from time to time directly or indirectly controls. For this purpose:

(a)

an entity directly controls another entity if it has the direct power to direct or cause the direction of the management and policies of such other entity, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and

(b)

an entity indirectly controls another entity if a series of entities can be specified, beginning with the first entity and ending with the other entity, so related that each entity of the series (except the ultimate controlling entity) is directly controlled by one or more of the entities earlier in the series.

“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under this Agreement or on the Lender’s overall capital; or

(c)

a reduction of an amount due and payable under this Agreement, which is incurred by the Lender but only to the extent attributable to the Lender having entered into this Agreement or funding or performing its obligations under this Agreement.

“Interest Payment Date” means, in relation to each Advance, the twenty-fifth (25th) day of April, July, October and January in each year or, if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), and the relevant Repayment Date.

“Interest Period” means each period by reference to which interest is calculated and payable in respect of an Advance, as determined in accordance with Clause 3.3.

“Repayment Date” means, in relation to an Advance, the repayment date for that Advance:

(a)

specified by the Borrower in the notice referred to under Clause 2.1 or if that is not a Business Day, the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), and which shall be a date on or before the Final Repayment Date; or

(b)	If not specified by the Borrower in the notice referred to under Clause 2.1, the Final Repayment Date.

“Tax Payment” has the meaning given to that term in Clause 6.4.

“Virtual Treasurer Loans Advisor” means the secure electronic information storage and communications system used by the Lender and the Borrower through which requests for Advances may be made.

2.	DRAWDOWNS

2.1

Subject to the terms of this Agreement, the Borrower shall be entitled during the Commitment Period to borrow Advances up to an aggregate amount not exceeding the Commitment provided that the Borrower has requested the relevant Advance by not less than two (2) Business Days’ written notice to the Lender, such notice specifying the proposed Disbursement Date which shall be a Business Day, the amount of the Advance and the Repayment Date, and provided further that at the time of drawdown, no Event of Default has occurred or is, in the reasonable opinion of the Lender, expected to occur.

2.2

A disbursement request shall be irrevocable; provided, that a disbursement request will not be regarded as having been duly completed unless (a) the proposed disbursement date is a business day within the availability period; (b) the amount of the proposed disbursement plus any prior disbursements must be an amount which is not more than the total facility commitment amount; (c) it specifies the account and bank to which the proceeds of the disbursement are to be credited.

2.3

Subject to the terms of this Agreement, the Lender shall make available to the Borrower each Advance referred to in Clause 2.1, before the close of business on the requested Disbursement Date by transferring such Advance to the bank account or by crediting such Advance to such current account with a Group Company as shall be designated by the Borrower.

3.	INTEREST

3.1	The rate of interest for each Advance for its Interest Period shall be the Fixed Interest Rate.

3.2	The Borrower shall pay interest on the Advances for each Interest Period in arrears on the Interest Payment Date.

3.3

Each Interest Period shall start on an Interest Payment Date and end on the next following Interest Payment Date except that the first Interest Period in respect of each Advance shall start on its Disbursement Date and end on the next Interest Payment Date and any Interest Period which would otherwise extend beyond the Final Repayment Date shall instead end on that date.

3.4

If Interest is paid other than on an Interest Payment Date, the Borrower shalt pay to the Lender, in addition to the Interest due, an amount equal to the amount (if any) which the Lender certifies as necessary to indemnify it against the cost of breaking funds borrowed, contracted for or utilized to finance the relevant Advance.

3.5

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment. Any interest accruing under this Clause 3.5 shall be immediately payable by the Borrower on demand by the Lender. Such interest shall be compounded with the overdue amount at the end of each month, but shall remain immediately due and payable on demand by the Lender, and shall be calculated by reference to successive periods of one (1) month beginning on the due date at the aggregate annual rate of:

(a)	the applicable rate of interest prescribed under Clause 3.1: and

(b)	two (2) percent.

3.6	Interest shall accrue on a daily basis and be calculated on the basis of a three hundred and sixty (360) day year.

4.	REPAYMENT AND PREPAYMENT

4.1

Except as provided in Clause 5, the Borrower may not repay or prepay an Advance without the written consent of the Lender, which may be given or withheld at the Lender’s sole discretion. Borrower must communicate its request to repay or prepay to lender in writing at least fifteen (15) business days prior to the desired prepayment date. The request shall include the amount to be paid and desired date of repayment. If the Lender consents to a prepayment or repayment, the Borrower may pay on the date specified in the amount Borrower included in the request for prepayment or repayment including any applicable market-based fees.

4.2

Any notice of prepayment or repayment shall be irrevocable and shall require the Borrower to make the payment on the date specified unless the Lender at its sole discretion agrees otherwise in writing.

4.3	Any prepayment or repayment must be accompanied by:

(a)	accrued interest calculated in accordance with the provisions of this Agreement up to the day of prepayment or repayment on the amount prepaid or repaid; and

(b)	an amount equal to the amount which the Lender certifies as necessary to Indemnify it against the cost of breaking funds borrowed, contracted for or utilised to finance the relevant Advance.

4.4	Advances prepaid or repaid may not be re-borrowed.

5.	INCREASED COSTS AND CHANGE OF CIRCUMSTANCES

5.1

If any law, regulation or regulatory requirement or any Judgment, order or direction of any court, tribunal or authority binding on the Lender comes into force and effect after the date of this Agreement or if compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any competent governmental or other authority comes into force and effect after the date of this Agreement the result of which is to subject the Lender to any Increased Costs then and in each such case:

(a)	the Lender may notify the Borrower in writing of such event promptly upon Its becoming aware of the same;

(b)

within thirty (30) days of a written demand the Borrower shall pay to the Lender the amount which the Lender specifies (in a certificate setting out the basis of the computation of such amount, which certificate shalt be prima facie evidence of such Increased Cost) to be required to compensate the Lender for such Increased Cost; and

(c)

the Borrower may, at any time after receipt of a notice referred to in Clause 5.1 (a), notify the Lender that it will prepay the outstanding Advances within fifteen (15) days of such notice to the Lender. The provisions of Clauses 5.2, 5.3 and 5.4 shall apply to such prepayment. Upon receipt of such prepayment from the Borrower, the Agreement shall be terminated.

5.2

In the event a material adverse change occurs, in the opinion of the Lender, in the financial condition, results of operations or business of the Borrower, the Lender may refuse to make (further) Advances, may reduce the Commitment to zero and/or may require repayment of all or any Advances (or any part thereof) already made together with air interest accrued (if any) and all other sums that may be due or payable under the terms of this Agreement, within thirty (30) days of written demand from the Lender to the Borrower.

6.	PAYMENTS AND TAXES

6.1

All payments to be made by the Borrower hereunder shall be made without set-off or counter claim and free and clear of and without deduction for or withholding of or on account of any present or future taxes, levies or charges of whatever kind unless the Borrower is compelled by law to make payment subject to such tax, levy or charge.

6.2

If the Borrower is compelled by law to make any deduction or withholding on account of tax then the Borrower shall be permitted to make such deduction or withholding and shall ensure that such deduction or withholding does not exceed the minimum legal liability therefor and shall, within sixty (60) days of effecting such deduction or withholding, forward to the Lender an official receipt or other official documentation in each case in form and substance satisfactory to the Lender certifying payment of the tax.

6.3

Subject to Clause 6.4, if the Borrower is compelled by law to make payment subject to deduction of any amounts, then the Borrower shall, if requested by the Lender, make payment to the Lender of such additional amounts as shall yield to the Lender the full amounts which would be paid to the Lender under this Agreement as if such taxes, levies or other charges were not paid, deducted or withheld.

6.4

The Lender is entitled to request payment under Clause 6.3 (“Tax Payment”) only if the Lender determines that a full credit against, relief or remission for, or repayment of tax is not attributable to that Tax Payment.

7.	REPRESENTATIONS AND UNDERTAKINGS

The Borrower represents to the Lender on the date of this Agreement and on each Disbursement Date that:

7.1

it is a limited partnership, duly organised and validly existing under the laws of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

7.2	it has the power to enter into and perform, and has taken any necessary action to authorise the entry into and performance of, this Agreement and transactions contemplated by this Agreement;

7.3	this Agreement is its legally binding, valid and enforceable obligation;

7.4

amounts owing to the Lender under this Agreement will rank at least pari passu with all the Borrower’s other unsecured and unsubordinated obligations except for obligations mandatorily preferred by law applying to companies generally; and

7.5	no Event of Default has occurred and is continuing.

8.	DEFAULT

8.1

Each of the events or circumstances set out in this Clause 8 is an “Event of Default”, and the consequence of such an Event of Default being continuing is that the Lender may refuse to make further Advances, may reduce the Commitment to zero and/or may require the immediate repayment of all or any Advances already made together with all interest accrued (if any) and all other sums that may be due or payable under the terms of this Agreement. The Borrower shall, on demand by the Lender, indemnify the Lender against any cost, loss or liability Incurred by the Lender as a result of the occurrence of an Event of Default. The Borrower shall promptly upon becoming aware of the same, notify the Lender in writing of the occurrence of an Event of Default, or an event which would with the lapse of time or giving of notice or both be an Event of Default.

8.2	The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	an administrative or technical error; or

(b)	a Disruption Event, and repayment is made within two (2) Business Days of the event.

8.3

The Borrower fails to comply with any provision of, or perform any obligation under this Agreement (other than the obligations to pay referred to in Clause 8.2) except where the failure to comply or perform is, in the reasonable opinion of the Lender, capable of remedy and is remedied within ten (10) days of written notice from the Lender to the Borrower requiring such remedy.

8.4

Any governmental or other authority having jurisdiction over the Borrower institutes any action or legislation forcing the Borrower to cease all or a substantial part of its normal business, or withdraws or withholds any authorisation or consent obtained or required by the Borrower for the due performance of its business and Its obligations under this Agreement; or all or a substantial part of the business or assets of the Borrower is expropriated, nationalised, involuntarily liquidated or otherwise compulsorily withdrawn from the control of the Borrower.

8.5

The Borrower suspends payment to its creditors or generally is, or admits in writing that it is, unable to pay its debts when they fall due or commences negotiations with its creditors or makes any composition or arrangement with its creditors, or goes into liquidation whether voluntary or compulsory, or if any step is taken by any person with a view to the winding up, administration or bankruptcy of the Borrower (except for the purpose of a solvent amalgamation or reconstruction), or if it ceases or prepares to cease trading, or if any step is taken to enforce security over, or a distress, execution or other similar process is levied or served against, the whole or any part of its assets, including without limitation the appointment of a receiver, administrative receiver, administrator or similar officer or any such analogous procedure or step is taken under the applicable laws of any jurisdiction or it takes any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the foregoing acts.

8.6	The Borrower is not or ceases to be a Group Company.

8.7	It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement.

8.8	An event of cross default occurs:

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)

Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this clause 8.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 8.8(a), 8.8(b), 8.8(c), or 8.8(d) above is less than one hundred million US Dollars (USD 100,000,000) (or its equivalent in any other currency or currencies).

9.	GENERAL COVENANTS

The undertakings in this Clause 10 remain in force for the date of this Agreement for so long as any amount is outstanding under this Agreement. The Borrower shall promptly:

9.1	Obtain, comply with, and do all that is necessary to maintain in full force and effect;

9.2

Supply certified copies to the Lender of any Authorization required by any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability, or admissibility in evidence in its jurisdiction of incorporation of this Agreement;

9.3	The Borrower shall comply in all respects with all the laws to which it may be subject, if failure to so comply would impair its ability to perform its obligations under this Agreement;

9.4	The Borrower shall not create or permit to subsist any security over any of its assets other than such Security as agreed between the Lender and the Borrower; and

9.5

The Borrower shall not incur additional indebtedness either through loans, issuing bonds, debentures, loan stock or similar instrument, except for bank loans or Group Company loans up to six hundred million United States Dollars (USD 600,000,000) without the express written consent of the Lender. For purposes of this clause, this restriction does not apply to other loans between the Lender and the Borrower.

10.	SET-OFF

The Lender may set-off any matured obligation due from the Borrower under this Agreement against any obligation owed by the Lender to the Borrower (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of either obligation). If the obligations are in different currencies, the lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

11.	COSTS AND EXPENSES

11.1

Transaction Expenses. The Borrower shall pay any and all stamp duty, registration costs and similar duties, taxes and charges which may be payable or determined to be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

11.2

Enforcement Costs. The Borrower shall pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservations of, any rights under this Agreement.

12.	ASSIGNMENT AND TRANSFER

12.1

The Lender may at any time assign any of its rights, transfer or novate any of its rights, benefits and obligations under this Agreement to a Group Company and the Borrower agrees to execute all necessary documents as may be reasonably required by the Lender to effect such assignment, transfer or novation.

12.2	The Borrower may not assign, transfer or novate any of its rights, benefits and obligations under this Agreement.

13.	APPLICABLE LAW AND JURISDICTION

This Agreement and any dispute or claim of whatever nature, whether contractual or non-contractual, arising out of or in connection with it is governed by the laws of the State of New York and the parties hereby submit to the non-exclusive jurisdiction of the State of New York courts.

14.	NOTICES

14.1

Any notice to be given hereunder shall be given in writing, in the English language, and only by letter or facsimile, save that requests for Advances under Clause 2.1 may be given by the Borrower to the Lender via e-mail or via the Virtual Treasurer Loans Advisor.

14.2

Any communication to be made by one party to the other hereunder shall (unless that other party has by fifteen (15) days’ written notice to the other specified another address) be made to that other party at the address or facsimile number for notices set out below (or such other address or facsimile number as has been notified), but shall be effective only when received and then only if the same is expressly marked for the attention of such department or officer specified below (or such other department or officer as the addressee shall from time to time specify in writing for this purpose).

14.3	Addresses for notices and communication to be sent under this Agreement are as follows:

(a)	to the Borrower: Address: Attention:	Shell Midstream Partners, L.P. 150 North Dairy Ashford, Houston, TX 77079 Treasurer

(b)	to the Lender: Address: Attention: Facsimile:	Shell Treasury Center (West) Inc. 150 North Dairy Ashford, Houston, TX 77079 Treasurer +41 417694555
with a copy to:

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, either in original or telecopy form, each of which shall constitute an original, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

EXECUTION

The parties have executed this Agreement as at the date written above.

Signed for and on behalf of		Signed for and on behalf of
Shell Midstream Partners, L.P.		Shell Treasury Center (West) Inc.

By: Shell Midstream Partners GP LLC, its general partner

Name:	/s/ Shawn J. Carsten	Name:	/s/ Jennifer Betlejewski

Designation: Vice President and Chief Financial Officer		Designation: Treasurer

Date: June 4, 2019		Date: June 4, 2019

Borrower Bank Details:		Lender Bank Details:
Bank:		Bank:
Account No:		Account No.
ABA:		ABA:
SWIFT:		SWIFT: